Ex. 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Beasley Broadcast Group, Inc. of our report dated March 26, 2025 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Beasley Broadcast Group, Inc. for the year ended December 31, 2024.

/s/ Crowe LLP

Los Angeles, California

August 13, 2025